Exhibit 10.12

14 May 2021
Private & Confidential
Re: Pension Top Up
Dear Maryclaire,
Welcome to the XPO family! For your reference, the company offers a pension arrangement in the UK, which is managed by Scottish Widows.
The maximum company contribution payable into the pension scheme is 7% of your basic annual salary.
However, in recognition of both your seniority within the business and market norm for senior executives, the company will provide a top up to your individual pension account of 4% of your basic annual salary.
To qualify to receive the full 11% from the company, your individual contribution must be a minimum of 8% of your basic salary.
The additional contribution will be processed as an individual supplement through payroll, and will be grossed up to offset/mitigate any tax impact which, in turn, needs to be paid into your pension plan in addition to your minimum contribution of 8%. Please see the example below:

EE Contribution	ER Top Up	Total EE Contribution	ER Contribution	Total
8%	4%	12%	7%	19%
This additional payment will be treated as a revision to your contractual entitlements.
To acknowledge acceptance of this enhancement, please sign and return one copy of this letter to the XPO House address noted below (to my attention).
If you have any queries in relation to this, please do not hesitate to contact me.
Yours sincerely,
Adam Parker
Vice President Human Resources UK & Ireland
Adam.Parker@xpo.com

Signed:	/s/ Adam Parker	Date:	May 21, 2021